Benihana Inc. Announces Initiation of Quarterly Dividend Payment

Represents Annual Dividend Yield of Approximately 3%

MIAMI, Jan. 3, 2012 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today announced that the Board of Directors has authorized and declared a quarterly dividend in the amount of $0.08 per Common Share. The dividend is payable in cash on January 30, 2012 to stockholders of record at the close of business on January 13, 2012.

(Logo: http://photos.prnewswire.com/prnh/20110513/NY02073LOGO )

The Company currently intends to begin payments of regular quarterly dividends; however, the actual declaration of such future dividends and the establishment of the per share amount, record dates, and payment dates for such future dividends are subject to final determination by the Company's Board, and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

Richard C. Stockinger, Chairman, President, and Chief Executive Officer of Benihana Inc., said, "We are pleased that the very strong financial performance of the Company and strength of our balance sheet has allowed the Board to initiate a quarterly dividend program to return a portion of our excess cash flow to shareholders. The ability to fund our planned new unit growth beginning in fiscal year 2013 and beyond from operating cash flows while at the same time providing a solid 3% dividend yield to our investors is a testament to our restaurant level unit economics and the efficiency with which we are managing the administrative portion of the business."

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ: BNHN) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact

Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800